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                        KRONISH, LIEB, WEINER & HELLMAN
                          1114 AVENUE OF THE AMERICAS
                           NEW YORK, N.Y. 10036-7798
                           TELEPHONE: (212) 479-6000
                              FAX: (212) 479-6275




                                              February 28, 1995


         The Board of Directors
         BHA Group, Inc.
         8800 East 63rd Street
         Kansas City, Missouri 64133

         Dear Sirs:

                  We have acted as counsel to BHA Group, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8 filed pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), relating to an amendment to the Company's Incentive Stock Plan (the "Plan") which, among other things, (i) increased the number of shares of the Company's $.01 par value Class A Common Stock (the "Common Stock") available for issuance under the Plan by 310,000 shares (the "New Plan Shares") from 970,000 shares to an aggregate of 1,280,000 shares, (ii) allocated 200,000 of the New Plan Shares for issuance pursuant to stock options under the Plan, (iii) allocated 90,000 of the New Plan Shares for issuance to employees, officers and directors as restricted shares, (iv) allocated 20,000 of the New Plan Shares for issuance to directors who are not employees of the Company in lieu of cash payment of directors' fees, and (v) extended the expiration date of the Plan from September 4, 1996 to August 9, 2004.

                  For purposes of the opinions expressed in this letter, we have examined the Certificate of Incorporation and By-laws of the Company, as amended to date, records of the corporate proceedings of the Company, and such other documents and records of the Company, and such certificates of officers of the Company, public officials and others as we have deemed necessary or appropriate as a basis for such opinions. In making our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as photostatic or conformed copies.


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KRONISH, LIEB, WEINER & HELLMAN

            BHA Group, Inc.
            Page 2


                  We are members of the Bar of the State of New York and, for purposes of the opinions expressed in this letter, do not hold ourselves out as experts on, nor are we, in rendering the opinions expressed herein, passing on the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

                  Based on the foregoing, and having regard to such legal considerations as we have deemed relevant, we are of the opinion that the New Plan Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

                  We hereby consent to the inclusion of this letter as an exhibit to the Registration Statement.

                                             Very truly yours,


                                             /s/ KRONISH, LIEB, WEINER & HELLMAN


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